GORSUCH KIRGIS LLP
Attorneys at Law
Tower I, Suite 1000  1515 Arapahoe Street  Denver, Colorado 80202
Telephone (303) 376-5000  Facsimile (303) 376-5001




January 28, 1998


Vari-L Company, Inc.
4895 Peoria Street
Denver, Colorado 80239

     Re:  Vari-L Company, Inc.
          Registration Statement on Form S-8

Gentlemen:

      We are counsel to Vari-L Company, Inc., a Colorado corporation (the "Company"), in connection with the preparation of a registration statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement"), relating to the proposed offering by the Company of up to 1,518,750 additional shares of Common Stock pursuant to the Company's Tandem Stock Option and Stock Appreciation Rights Plan (the "Plan").

      In this connection, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates and written or oral statements of officers, legal counsel and accountants of the Company and of public officials, and other documents that we have considered necessary and appropriate, and, based thereon, we advise you that in our opinion:

     1. The Company is a corporation duly organized and validly existing under the laws of the State of Colorado.

      2. The shares offered by the Company, when issued pursuant to and in accordance with the Plan will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                 Very truly yours,

                                 GORSUCH KIRGIS LLP
                                 /s/Gorsuch Kirgis LLP